First Internet Bancorp to Pay Cash Dividend

Fishers, Indiana, September 20, 2016 – The Board of Directors of First Internet Bancorp (the “Company”) (NASDAQ: INBK) has declared a quarterly cash dividend of $0.06 per common share. The dividend will be payable on October 17, 2016 to shareholders of record at the close of business on September 30, 2016.

The declaration and amount of any future cash dividends will be subject to the sole discretion of the Board of Directors and will depend upon many factors, including the Company’s results of operations, financial condition, capital requirements, regulatory and contractual restrictions, business strategy and other factors deemed relevant by the Board of Directors.

About First Internet Bancorp
First Internet Bancorp is the parent company of First Internet Bank, which opened for business in 1999 as the nation’s first state-chartered, FDIC-insured institution to operate solely via the Internet. With customers in all 50 states, First Internet Bank offers consumers services including checking, savings, money market, certificates of deposit and IRA accounts as well as consumer loans, residential mortgages, residential construction loans and home equity products. For commercial clients, it provides commercial real estate loans, commercial and industrial loans and treasury management services. First Internet Bank has been recognized as one of the “Best Banks to Work For” by American Banker Magazine, a “Best Place to Work in Indiana” by a consortium of statewide resources, and a “Top Workplace” by The Indianapolis Star. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Investor Relations	Senior Vice President, Retail Banking
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com